               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                MAXICARE HEALTH PLANS, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                     PAUL R. DUPEE, JR.
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:

News Release                                            Mackenzie
                                                        Partners, Inc.
                                                        156 Fifth Avenue
                                                        New York, NY 10010
                                                        212 929-5500
                                                        FAX 212 929-0308

FOR IMMEDIATE RELEASE:

Contact:
Daniel Burch
Mackenzie Partners, Inc.
Tel: (212) 929-5748


       MAXICARE HEALTH PLANS, INC. SHAREHOLDER BEGINS CONSENT SOLICITATION

NEW YORK, NEW YORK, March 19, 1998 - - Mr. Paul R. Dupee Jr., a Maxicare Health Plans, Inc. (NASDAQ/NM;MAXI) shareholder, announced today that he had filed preliminary solicitation materials with the SEC to obtain written consents from Maxicare Health Plans, Inc. shareholders to elect a new board majority that would pursue strategic alternatives to maximize shareholder value.

     Under Mr. Dupees proposals the number of authorized directors would be increased from seven to seventeen and the ten newly-created directorships would be filled with a slate of nominees proposed by Mr. Dupee. According to Mr. Dupee, who was formerly Vice Chairman of the Boston Celtics Limited Partnership, his proposals can be adopted by written consent of the holders of a majority of the outstanding shares.

     Mr. Dupee stated: "This Company needs a change in strategic direction. I believe the Board can create more value for shareholders through a sale or business combination than by continuing to operate its existing businesses. The Company's poor stock market performance and earnings results in the past year underscore the need for a change in strategic direction."

     Mr. Dupee said he hoped that the Board's recent adoption of a Poison Pill was not a signal that the Board would interfere with the shareholders' right to elect a new board majority. Mr. Dupee has commenced litigation in Delaware state and federal courts seeking, among other things, the invalidation of the "Dead Hand" clause in the Company's poison pill that could prevent the new Board majority from carrying out certain strategic transactions.

     Mr. Dupee stated: "The nominees will bring to the Board extensive experience in finance and health care." The nominees, besides Mr. Dupee, are George H. Bigelow, Robert M. Davies, Richard A. Eddy, Enrique F. Gittes, Peter Homick, Christopher H. Mills, Claudia M. Perkins, Lawrence I. Sosnow and Allen L. Thomas.

                                    - More -

Page 2 of 2
March 19, 1998



PARTICIPANT INFORMATION



Mr. Dupee, J.O. Hambro Capital Management ("Hambro"), North Atlantic Smaller Companies Investment Trust ("North Atlantic"), American Opportunity Trust ("Opportunity") and the nominees Mr. Dupee has proposed to fill the newly-created directorships are participants in the solicitation. Mr. Dupee directly owns 207,900 shares of common stock of Maxicare Health Plans, Inc. (the "Common Stock") and beneficially owns 21,000 shares through a corporation wholly owned by Mr. Dupee; George H. Bigelow owns 1,000 shares of Common Stock; and Lawrence I. Sosnow owns 7,000 shares of Common Stock. Hambro beneficially owns 424,050 shares of Common Stock, including 200,000 shares owned by North Atlantic and 90,000 shares owned by Opportunity. Hambro is investment adviser to North Atlantic and Opportunity. In addition, North Atlantic has sold put options covering 120,000 shares of Common Stock and Opportunity has sold put options covering 10,000 shares of Common Stock. Enrique Gittes does not directly own any shares of Common Stock; however, as a director of North Atlantic he may be deemed to beneficially own shares of Common Stock owned by North Atlantic. Christopher Mills does not directly own any shares of Common Stock, but by virtue of his 11% ownership of North Atlantic he may be deemed to beneficially own shares of Common Stock owned by North Atlantic. Claudia Perkins does not directly own any shares of Common Stock; however, as a director of Hambro she may be deemed to beneficially own the shares of Common Stock owned by Hambro.